Exhibit 99.1
United Fire Group, Inc. Reports Third Quarter 2018 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
November 7, 2018 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:(1)

Three Months Ended September 30, 2018		Nine Months Ended September 30, 2018
Net income per diluted share(2)	$0.43	Net income per diluted share(2)	$2.23
Adjusted operating income(3) per diluted share(2)	$0.00	Adjusted operating income(3) per diluted share(2)	$0.96
Gain on sale of discontinued operations per diluted share(2)	$—	Gain on sale of discontinued operations per diluted share(2)	$1.07
Net realized investment gains per diluted share(2)	$0.43	Net realized investment gains per diluted share(2)	$0.20
GAAP combined ratio	105.5%	GAAP combined ratio	102.5%
		Book value per share	$35.27
		Return on equity(4)	7.3%

United Fire Group, Inc. (the "Company" or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses and changes in the fair value of equity securities, of $11.1 million ($0.43 per diluted share) for the three-month period ended September 30, 2018 (the "third quarter"), compared to a consolidated net loss of $17.9 million ($0.72 per diluted share) for the same period in 2017. For the nine-month period ended September 30, 2018 ("year-to-date"), consolidated net income, including realized investment gains and losses and changes in the fair value of equity securities, was $57.0 million ($2.23 per diluted share), compared to $5.0 million ($0.20 per diluted share) for the same period in 2017.

The Company reported consolidated adjusted operating income of less than $0.01 per diluted share for the third quarter, compared to a consolidated adjusted operating loss of $0.73 per diluted share for the same period in 2017. Year-to-date, consolidated adjusted operating income was $0.96 per diluted share compared to consolidated adjusted operating income of $0.02 per diluted share for the same period in 2017.

"In the third quarter of 2018, net income was $1.15 per diluted share higher compared to the same period of 2017, which was impacted by Hurricane's Harvey, Irma and Maria. The current quarter's net income benefited from a $14.4 million increase in the value of our investments in equity securities along with catastrophe losses continuing to be below our 10-year historical average," stated Randy A. Ramlo, President and Chief Executive Officer. "Removing the impact from the change in the value of our investments in equity securities, we recorded a small net gain for the quarter."
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(1) Consolidated financial results include results from both continuing operations and life insurance business discontinued operations, unless otherwise noted.
(2) Per share amounts are after tax.
(3) Adjusted operating income is a commonly used non-GAAP financial measure of net income excluding realized investment gains and losses, changes in the fair value of equity securities, the one-time gain on the sale of discontinued operations and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"We continue to make progress on improving our core loss ratio and believe this improvement, especially in commercial auto, is the result of our strategic initiatives," continued Ramlo. "We know we are moving in the right direction to improve profitability, but at a slower pace than we would like. This quarters' improvement in the core loss ratio was driven by a decrease in the frequency of claims which was somewhat muted by an increase in severity of losses across all of our major lines of business, partially due to an adverse litigious environment. We will continue with our strategic plan to improve profitability which includes: aggressively seeking rate increases, focusing on risk control initiatives and taking action on underperforming accounts."

Third quarter 2018 net income from our property and casualty continuing operations had a $30.2 million increase compared to third quarter 2017. The third quarter 2017 was impacted by three large hurricanes compared to catastrophe losses below our historical 10-year average in third quarter 2018. Removing the impact from catastrophe losses, our core loss ratio improved 5.8 points in the third quarter of 2018 compared to the same period in 2017.

Consolidated net unrealized investment losses, net of tax, totaled $27.1 million as of September 30, 2018, a decrease of $242.0 million from December 31, 2017. The decrease in net unrealized investment gains is primarily the result of the cumulative change in accounting principles on recognizing the change in the value of equity securities in the income statement. The change in accounting principles required unrealized gains on equity securities of $191.2 million, after-tax, as of January 1, 2018, to be reclassified to retained earnings from accumulated other comprehensive income, both within shareholders equity. The remaining decrease is due to a decrease in the value of the fixed maturity portfolio due to rising interest rates in the first nine months of 2018.

Total consolidated assets as of September 30, 2018 were $2.8 billion, which included $2.1 billion of invested assets. The Company's book value per share was $35.27, which is a decrease of $3.79 per share, or 9.7 percent from December 31, 2017, which is primarily attributed to shareholder dividends of $97.6 million during the first nine months of 2018, a decrease in net unrealized investment gains on fixed maturity securities of $50.8 million, net of tax, over the prior year period and share repurchases of $5.4 million during the first nine months of 2018, partially offset by net income of $57.0 million, which includes $27.3 million of gain on the sale of discontinued operations.

The annualized return on equity was 7.3 percent for the nine-month period ended September 30, 2018 compared to 0.7 percent for the same period in 2017.

Property and Casualty Insurance Business

Our continuing operations exclude our former life insurance business, as discussed below. The net income from the property and casualty insurance business, including net realized investment gains and losses, totaled $11.1 million ($0.43 per diluted share) for the third quarter, compared to a net loss of $19.1 million ($0.77 per diluted share) in the same period in 2017. Year-to-date, net income, including net realized investment gains and losses, totaled $31.6 million ($1.23 per diluted share) compared to a net loss of $0.4 million ($0.01 per diluted share) in the same period in 2017.

Net premiums earned increased 3.5 percent to $264.7 million in the third quarter, compared to $255.8 million in the same period in 2017. Year-to-date net premiums earned increased 4.0 percent to $766.8 million compared to $737.4 million in the same period in 2017. The increase in the three- and nine-month periods ended September 30, 2018 was due to continued organic growth from new business writings and geographical expansion and rate increases. The growth in premiums in commercial auto is due to rate increases, while the number of insured units has decreased.

The average renewal pricing increases for commercial lines remained in the mid-single digits during the third quarter 2018. The rate increases continue to be driven by commercial auto pricing. Filed commercial lines pricing increased from second quarter 2018, with pricing varying depending on the region and size of the account. The average increase in filed rates during third quarter 2018 was the highest in the last 10 years, averaging in the mid-single digits, primarily driven by low double-digit increases in commercial auto pricing. Personal lines filed rate and renewal pricing increases also remained in the mid-single digits.

Reserve Development

We experienced unfavorable development in our net reserves for prior accident years of $0.7 million in the three-month period ended September 30, 2018, compared to unfavorable development of $3.2 million in the same period in 2017. Year-to-date, favorable development in our net reserves for prior accident years was $47.7 million, compared to $38.0 million in the same period in 2017. The unfavorable development in the three-month period ended September 30, 2018 came primarily from our other liability and commercial auto lines of business, partially offset by favorable development in our workers compensation line of business. Year-to-date, the majority of the development came from workers' compensation, commercial auto and other liability lines of business. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At September 30, 2018, our total reserves were within our actuarial estimates.

GAAP Combined Ratio

The GAAP combined ratio decreased by 12.6 percentage points to 105.5 percent for the third quarter, compared to 118.1 percent in the same period in 2017. The decrease in the combined ratio is primarily driven by a decrease in the GAAP net loss ratio. The GAAP net loss ratio excluding catastrophe losses improved 6.7 percentage points in the three-month period ended September 30, 2018 when compared to the same period in 2017, primarily due to improvement in profitability in our major commercial lines of business. Pre-tax catastrophe losses totaled $12.3 million ($0.38 per diluted share) for the third quarter, compared to $30.7 million ($0.80 per diluted share) for the same period in 2017.

Year-to-date the GAAP combined ratio decreased 5.1 percentage points to 102.5 percent compared to 107.6 percent. The decrease in the combined ratio is primarily driven by a decrease in the GAAP loss ratio from a decrease in both non-catastrophe losses and catastrophe losses compared to the same period in 2017, partially offset by an increase in the expense ratio. The decrease in non-catastrophe losses is primarily from a decrease in frequency of losses and claim counts, partially offset by an increase in severity of losses. Year-to-date, pre-tax catastrophe losses totaled $30.7 million ($0.95 per diluted share) for the first nine months of 2018, compared to $68.8 million ($1.74 per diluted share) for the same period in 2017.

Expense Ratio

The expense ratio for the third quarter was 32.3 percentage points, compared to 30.8 percentage points for the third quarter in 2017. Year-to-date the expense ratio was 33.7 percentage points, compared to 30.5 percentage points in the same period in 2017.

The increase in the expense ratio during the third quarter and year-to-date is primarily due to our continued investment in our multi-year Oasis project to upgrade our technology platform to enhance core underwriting decisions, selection of risks and productivity. As we stated the last few quarters, the expectation is this project will add 1.0 to 2.0 percentage points annually to the expense ratio for the duration of the project.

Investment Income and Realized Investment Gains and Losses

The Company recognized net realized investment gains from continuing operations of $14.0 million during the third quarter, compared to net realized investment gains of $0.1 million for the same period in 2017. Year-to-date the Company recognized a net realized investment gain from continuing operations of $7.4 million, compared with a net realized investment gain of $3.4 million for the same period in 2017. The change in net realized investment gains and losses year-to-date was primarily due to the change in accounting principles on recognizing the change in the value of equity securities in the income statement. The net realized investment gain recognized in the income statement from continuing operations due to the change in value of the equity securities in the third quarter 2018 and year-to-date 2018 was an increase of $14.4 million and $5.5 million, respectively.

Net investment income was $13.2 million for the third quarter, a decrease of 4.4 percent, as compared to net investment income of $13.8 million for the same period in 2017. Year-to date, net investment income was $43.9 million, an increase of 13.9 percent, as compared to net investment income of $38.6 million for the same period in 2017. The change in net investment income for the quarter was due to a decrease in the value of our investments in limited liability partnerships, partially offset by an increase in invested assets. The change in net investment income year-to-date was driven by an increase in invested assets and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Life Insurance Business

On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. and on March 30, 2018, the sale transaction was completed. As a result, our life insurance business is presented as discontinued operations in all periods presented in this press release.

Capital Management

During the third quarter, we declared and paid a $0.31 per share cash dividend to shareholders of record as of August 31, 2018. We have paid a quarterly dividend every quarter since March 1968. In addition, on July 24, 2018, the Company's Board of Directors declared a special cash dividend of $3.00 per share or a total of approximately $75 million payable August 20, 2018 to shareholders of record as of August 3, 2018.

During the third quarter we did not repurchase any shares. Year-to-date, 120,372 shares were repurchased under our share repurchase program at a total cost of $5.4 million and an average share price of $44.90.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on November 7, 2018 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's third quarter 2018 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through November 21, 2018. The replay access information is toll-free 1-877-344-7529; conference ID no. 10124803.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs181107. The archived audio webcast will be available until November 21, 2018.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,100 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on February 28, 2018. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net realized investment gains and losses and the one-time gain from the sale of discontinued operations after applicable federal and state income taxes from net income. Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance.

Net Income Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Data)	2018	2017	Change %	2018	2017	Change %
Income Statement Data
Net income (loss)	$11,070	$(17,864)	162.0%	$56,986	$5,030	NM
Less: gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
Less: after-tax net realized investment gains	11,037	236	NM	5,014	4,548	10.2%
Adjusted operating income (loss)	$33	$(18,100)	100.2%	$24,665	$482	NM
Diluted Earnings Per Share Data
Net income (loss)	$0.43	$(0.72)	159.7%	$2.23	$0.20	NM
Less: gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	NM
Less: after-tax net realized investment gains	0.43	0.01	NM	0.20	0.18	11.1%
Adjusted operating income (loss)	$0.00	$(0.73)	100.0%	$0.96	$0.02	NM
NM = Not meaningful.

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Ratios)	2018	2017	Change %	2018	2017	Change %
Premiums:
Net premiums earned	$264,747	$269,988	(1.9)%	$779,770	$783,423	(0.5)%
Less: change in unearned premiums	8,884	11,907	(25.4)%	(43,459)	(46,635)	6.8%
Less: change in prepaid reinsurance premiums	953	(146)	NM	2,105	39	NM
Net premiums written	$254,910	$258,227	(1.3)%	$821,124	$830,019	(1.1)%
NM = Not meaningful.

Supplemental Tables

Consolidated Financial Highlights
	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Share and Per Share Data and Ratios)	2018	2017	Change %	2018	2017	Change %
Revenue Highlights
Net premiums earned:
P&C continuing operations	$264,747	$255,758	3.5%	$766,767	$737,424	4.0%
Life discontinued operations	—	14,230	(100.0)%	13,003	45,999	(71.7)%
Consolidated net premiums earned	264,747	269,988	(1.9)%	779,770	783,423	(0.5)%
Net investment income:
P&C continuing operations	13,192	13,792	(4.4)%	43,933	38,561	13.9%
Life discontinued operations	—	12,354	(100.0)%	12,663	37,230	(66.0)%
Consolidated net investment income	13,192	26,146	(49.5)%	56,596	75,791	(25.3)%
Total revenues:
P&C continuing operations	291,910	269,617	8.3%	818,104	779,382	5.0%
Life discontinued operations	—	27,054	(100.0)%	24,755	87,327	(71.7)%
Total revenues	291,910	296,671	(1.6)%	842,859	866,709	(2.8)%
Income Statement Data
Net income (loss)	11,070	(17,864)	162.0%	56,986	5,030	NM
Gain on sale of discontinued operations, net of tax	—	—	—%	27,307	—	NM
After-tax net realized investment gains	11,037	236	NM	5,014	4,548	10.2%
Adjusted operating income (loss)(1)	$33	$(18,100)	100.2%	$24,665	$482	NM

Diluted Earnings Per Share Data
Net income (loss)	$0.43	$(0.72)	159.7%	$2.23	$0.20	NM
Gain on sale of discontinued operations, net of tax	—	—	—%	1.07	—	NM
After-tax net realized investment gains	0.43	0.01	NM	0.20	0.18	11.1%
Adjusted operating income (loss)(1)	$0.00	$(0.73)	100.0%	$0.96	$0.02	NM
Catastrophe Data
Pre-tax catastrophe losses	$12,268	$30,705	(60.0)%	$30,745	$68,766	(55.3)%
Effect on after-tax earnings per share	0.38	0.80	(52.5)%	0.95	1.74	(45.4)%
Effect on combined ratio	4.6%	12.0%	(61.7)%	4.0%	9.3%	(57.0)%

Favorable (unfavorable) reserve development experienced on prior accident years	$(712)	$(3,214)	77.8%	$47,673	$37,988	25.5%

Combined ratio	105.5%	118.1%	(10.7)%	102.5%	107.6%	(4.7)%
Return on equity				7.3%	0.7%	NM
Cash dividends declared per share	$3.31	$0.28	NM	$3.90	$0.81	NM
Diluted weighted average shares outstanding	25,626,951	24,960,086	2.7%	25,607,305	25,666,405	(0.2)%
NM = Not meaningful
(1) Adjusted operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of adjusted operating income to net income.

Income Statement
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Ratios)	2018	2017	2018	2017
Revenues
Net premiums earned	$264,747	$255,758	$766,767	$737,424
Investment income, net of investment expenses	13,192	13,792	43,933	38,561
Net realized investment gains	13,971	67	7,404	3,397
Total Revenues	$291,910	$269,617	$818,104	$779,382

Benefits, Losses and Expenses
Losses and loss settlement expenses	$193,667	$223,208	$527,541	$568,356
Amortization of deferred policy acquisition costs	51,758	52,986	152,207	154,845
Other underwriting expenses	33,887	25,817	105,994	69,900
Total Benefits, Losses and Expenses	$279,312	$302,011	$785,742	$793,101

Income (loss) before income taxes from continuing operations	12,598	(32,394)	32,362	(13,719)
Federal income tax expense (benefit) from continuing operations	1,528	(13,312)	771	(13,330)
Net income (loss) from continuing operations	$11,070	$(19,082)	$31,591	$(389)
Net income (loss) from discontinued operations	—	1,218	(1,912)	5,419
Gain on sale of discontinued operations, net of tax	—	—	27,307	—
Net income (loss)	$11,070	$(17,864)	$56,986	$5,030

GAAP combined ratio:
Net loss ratio - excluding catastrophes	68.6%	75.3%	64.8%	67.8%
Catastrophes - effect on net loss ratio	4.6	12.0	4.0	9.3
Net loss ratio	73.2%	87.3%	68.8%	77.1%
Expense ratio	32.3	30.8	33.7	30.5
Combined ratio	105.5%	118.1%	102.5%	107.6%

Balance Sheet
	September 30, 2018	December 31, 2017
(In Thousands)
Invested assets - continuing operations	$2,076,186	$1,888,933
Cash - continuing operations	52,252	95,562
Total assets:
Continuing operations	$2,830,960	$2,597,297
Assets held for sale	—	1,586,134
Total assets	$2,830,960	$4,183,431
Losses and loss settlement expenses
Continuing operations	$1,278,077	$1,224,183
Total liabilities:
Continuing operations	$1,946,744	$1,862,923
Liabilities held for sale	—	1,347,135
Total liabilities	$1,946,744	3,210,058
Net unrealized investment gains (losses), after-tax	$(27,135)	$214,865
Total stockholders’ equity	884,216	973,373

Discontinued Operations(1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2018	2017	2018	2017
Revenues
Net premiums earned	$—	$14,230	$13,003	$45,999
Investment income, net of investment expenses	—	12,354	12,663	37,230
Net realized investment gains (losses)	—	296	(1,057)	3,600
Other income	—	174	146	498
Total Revenues	$—	$27,054	$24,755	$87,327

Benefits, Losses and Expenses
Losses and loss settlement expenses	$—	$10,506	$10,823	$30,679
Increase in liability for future policy benefits	—	5,481	5,023	19,341
Amortization of deferred policy acquisition costs	—	2,156	1,895	5,524
Other underwriting expenses	—	2,444	3,864	9,452
Interest on policyholders’ accounts	—	4,587	4,499	13,982
Total Benefits, Losses and Expenses	$—	$25,174	$26,104	$78,978

Income (loss) before income taxes	$—	$1,880	$(1,349)	$8,349
Federal income tax expense	—	662	563	2,930
Net income (loss)	$—	$1,218	$(1,912)	$5,419
(1) On September 18, 2017, the Company signed a definitive agreement to sell its subsidiary, United Life Insurance Company, to Kuvare US Holdings, Inc. The sale closed on March 30, 2018. The life insurance business is presented as discontinued operations in all periods presented in this table.

Net Premiums Written by Line of Business
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
(In Thousands)
Net Premiums Written(1)
Continuing operations:
Commercial lines:
Other liability(2)	$75,117	$73,052	$242,574	$242,805
Fire and allied lines(3)	58,037	56,536	180,608	175,742
Automobile	70,121	62,663	227,160	202,614
Workers’ compensation	20,806	22,578	72,464	80,942
Fidelity and surety	6,212	6,116	20,224	19,888
Miscellaneous	398	380	1,318	1,359
Total commercial lines	$230,691	$221,325	$744,348	$723,350

Personal lines:
Fire and allied lines(4)	$11,123	$11,381	$31,131	$32,084
Automobile	7,689	7,399	22,872	21,400
Miscellaneous	304	306	931	915
Total personal lines	$19,116	$19,086	$54,934	$54,399
Reinsurance assumed	5,103	3,592	8,837	6,278
Total net premiums written from continuing operations	254,910	244,003	808,119	784,027
Total net premiums written from discontinued operations	—	14,224	13,005	45,992
Total	$254,910	$258,227	$821,124	$830,019
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended September 30,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$78,943	$53,581	67.9%	$77,955	$54,598	70.0%
Fire and allied lines	59,056	40,514	68.6	58,568	44,996	76.8
Automobile	72,773	68,892	94.7	64,470	71,674	111.2
Workers' compensation	24,127	17,776	73.7	26,387	23,573	89.3
Fidelity and surety	5,929	1,379	23.3	6,430	(350)	(5.4)
Miscellaneous	436	(29)	(6.7)	459	107	23.3
Total commercial lines	$241,264	$182,113	75.5%	$234,269	$194,598	83.1%

Personal lines
Fire and allied lines	$10,416	$11,423	109.7%	$10,730	$8,461	78.9%
Automobile	7,450	6,731	90.3	6,878	8,046	117.0
Miscellaneous	307	25	8.1	294	161	54.8
Total personal lines	$18,173	$18,179	100.0%	$17,902	$16,668	93.1%
Reinsurance assumed	$5,310	$(6,625)	(124.8)%	$3,587	$11,942	332.9%
Total	$264,747	$193,667	73.2%	$255,758	$223,208	87.3%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Nine Months Ended September 30,	2018			2017
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$230,845	$117,387	50.9%	$228,250	$87,941	38.5%
Fire and allied lines	174,451	125,844	72.1	168,506	150,108	89.1
Automobile	209,176	188,929	90.3	183,688	202,303	110.1
Workers' compensation	71,101	46,838	65.9	78,092	55,885	71.6
Fidelity and surety	17,144	2,328	13.6	18,041	308	1.7
Miscellaneous	1,289	348	27.0	1,374	272	19.8
Total commercial lines	$704,006	$481,674	68.4%	$677,951	$496,817	73.3%

Personal lines
Fire and allied lines	$31,250	$28,183	90.2%	$32,300	$29,836	92.4%
Automobile	21,686	18,701	86.2	20,031	22,278	111.2
Miscellaneous	903	(247)	(27.4)	860	118	13.7
Total personal lines	$53,839	$46,637	86.6%	$53,191	$52,232	98.2%
Reinsurance assumed	$8,922	$(770)	(8.6)%	$6,282	$19,307	307.3%
Total	$766,767	$527,541	68.8%	$737,424	$568,356	77.1%